Exhibit 3.1

AMENDMENTS
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
VECTOR ACQUISITION CORPORATION II

VECTOR ACQUISITION CORPORATION II
(the “Company”)
RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 170(a) by deleting the following introduction of such sub-section:

“In the event that either the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO” and replacing it with the following:

“In the event that either the Company does not consummate a Business Combination by March 12, 2024 or such earlier date as is determined by the board of Directors to be in the best interests of the Company”; and

SECOND, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 164(b) by deleting the words:

“provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001”.